EXHIBIT 2.1

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is entered into as of the 11th day of March, 2005, by and among Mark A. Taylor, an individual residing at 48265 Nine Mile Road Northville, Michigan 48167 (“Shareholder”), Taylor Systems Engineering Corporation, a Michigan corporation with its principal place of business at 40800 Five Mile Road, Plymouth, Michigan 48170 (the “Company”), RedRoller, Inc., a Delaware corporation with its principal place of business at 50 Day Street, South Norwalk, CT 06854 (“Buyer”), and RedRoller Merger Sub, Inc., a Michigan corporation and wholly owned subsidiary of Buyer (“Merger Sub”) with its principal place of business at 50 Day Street, South Norwalk, CT 06845.  Shareholder, the Company, Buyer and Merger Sub are sometimes referred to herein collectively as the “Parties,” and each individually as a “Party”.

RECITALS:

A.            Shareholder is the sole owner of one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Securities”).

B.            The Parties desire that Merger Sub merge with and into the Company (with the Company as the surviving corporation) and that, in such merger, Shareholder receive capital stock of Buyer in exchange for, and complete cancellation of, the Securities.

C.            The Parties intend this transaction to qualify as a tax-free “reverse subsidiary merger” reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENTS:

In consideration of and in reliance upon the mutual representations, warranties, covenants, obligations and agreements contained herein, the parties agree as follows:

1.	MERGER

1.1.    Definition Reference.  Certain capitalized terms not otherwise defined herein are defined in Exhibit A attached hereto.

1.2.    The Merger.  Subject to the terms of this Agreement, upon the Closing (as hereinafter defined), a Certificate of Merger consistent with the terms of this Agreement and the applicable provisions of Michigan Law (the “Certificate of Merger”) shall be filed with the appropriate governmental agency in Michigan and Merger Sub shall thereby be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and wholly-owned subsidiary of Buyer.  The time of filing of such Certificate of Merger is referred to herein as the “Effective Time.”  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3.    Effect of the Merger.  At the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4.    Articles of Incorporation; Bylaws; Directors and Officers.

(a)    Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with Michigan Law.

(b)    Bylaws.  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof.

(c)    Directors and Officers.  The initial directors of the Surviving Corporation immediately after the Merger shall be the directors of Merger Sub in office at the Effective Time, each to hold office until his or her respective successor is duly elected or appointed and qualified.  The initial officers of the Surviving Corporation immediately after the Merger shall be the officers of Merger Sub in office at the Effective Time, each to hold office until his or her respective successor is duly appointed.

2.	MERGER CONSIDERATION

2.1.    Effect on Capital Stock.  By virtue of the Merger and without any further action on the part of the Company, Merger Sub or the holders of any of the following securities:

(a)    Conversion of Capital Stock of the Company.  At the Effective Time, each share of outstanding Company Common Stock (as defined in Section 3.6)  outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted automatically into the right to receive that number of shares of Buyer common stock, par value $.01 per share (“Buyer Common Stock”) determined by dividing (A) twenty percent (20%) of the shares of Buyer Common Stock issued and outstanding as of the Closing Date on a fully-diluted basis (for clarity, the Parties agree that Buyer Common Stock or securities exercisable for Buyer Common Stock held by Shareholder immediately prior to the Closing Date will not reduce such 20% but will be treated as outstanding and will be counted for purposes of determining the total number of shares of Buyer Common Stock outstanding on a fully diluted basis), by (B) that number of shares of Company Common Stock outstanding immediately prior to the

Effective Time, and rounding the quotient down to the next nearest whole share of Buyer Common Stock; and

(b)    Conversion of Capital Stock of Merger Sub.  At the Effective Time, each share of common stock, $0.001 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, and, as a result, the Surviving Corporation shall be a wholly-owned subsidiary of Buyer.  Each stock certificate evidencing ownership of any share of Merger Sub Common Stock shall evidence ownership of such share of capital stock of the Surviving Corporation.

2.2.    Exchange Procedures.  At any time after the Effective Time, upon surrender of a certificate representing Company Common Stock to Buyer, Buyer will deliver, in exchange for such certificate, a certificate representing the number of shares of Buyer Common Stock to which the holder of such certificate is entitled pursuant to Section 2.1(a) hereof.  The certificate so surrendered shall be immediately canceled.  From and after the Effective Time, until surrendered as contemplated by this Section 2.2, each certificate representing Company Common Stock shall be deemed for all corporate purposes to evidence the number of shares of Buyer Common Stock into which the shares of Company Common Stock represented by such certificate may be converted.

2.3.    Tax-Free Reorganization.  The Parties intend for this transaction to be a “reverse subsidiary merger” qualifying as a tax-free corporate reorganization under Section 368(a)(2)(E) of the Code.  In this regard, Buyer has resolved that the Buyer Common Stock referenced in Section 2.1(a) are shares of voting stock of Buyer, and Shareholder has resolved that, immediately after the Closing, Buyer shall be in Control of the Company by way of its ownership of the Securities.  No Party shall, after the Closing, take any action which would disqualify this transaction as a “reverse subsidiary merger” which is a tax-free corporate reorganization within the meaning of Section 368(a)(2)(E) of the Code.  Without limiting the foregoing, no Party shall file any tax return(s) in a manner inconsistent with the qualification of this transaction as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.

Shareholder and the Company hereby jointly and severally represent and warrant to Buyer as follows:

3.1.    Organization, Authority and Capacity.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, is in good standing as a foreign corporation qualified to do business in such other states where the nature of its business conducted or the character of the assets owned requires such qualification, and has full corporate power and authority to own, lease and operate its assets and properties and, carry on its business as and where such assets and properties are now owned or leased and as such business is presently being conducted.  Shareholder and the Company have full power, authority, and legal capacity to execute, deliver, and perform this Agreement in accordance with its terms, and such execution, delivery and performance has been approved by all requisite corporate action by the Company.  This Agreement has been duly executed and delivered by Shareholder and the Company and constitutes the legal, valid and binding obligation of Shareholder and the Company, enforceable against Shareholder and the Company in accordance with its terms.

3.2.    No Consents or Conflicts.  Except as set forth on Schedule 3.2: (a) no consent of, or filing with, any Governmental Entity or third party is required in connection with the execution, delivery or performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Shareholder or the Company in connection herewith; and (b) neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Shareholder or the Company in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Shareholder or the Company, (ii) any material agreement or instrument to which Shareholder or the Company is a party or by which the Company or any of its assets is bound, or (iii) any provision of the Articles of Incorporation or the By-Laws of the Company.

3.3.    Financial Statements. Shareholder has previously delivered to Buyer the Company’s financial statements for each of the two years ended December 31, 2003 and 2004, and for the two (2) month period ended at, and as of, February 28, 2005, including its balance sheet as of February 28, 2005 (the “February Balance Sheet”) (all of the foregoing described financial statements, along with the February Balance Sheet, are hereinafter referred to as the “Financial Statements” and true, correct and complete copies are included in Schedule 3.3(a) hereto).  The Financial Statements were prepared from the Company’s books of account and present fairly, in all material respects, the financial position of the Company at the dates indicated and the results of its operations and cash flows for each of the periods indicated in conformity with GAAP.  The books of account of the Company accurately reflect all items of income and expense, including accruals, and all assets and liabilities of the Company in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate, except as may be indicated therein or in the notes thereto, or as indicated on Schedule 3.3(b) hereto.

3.4.    No Liabilities.  The Company has no liabilities or obligations of any kind (accrued, absolute, contingent, known, unknown  or otherwise), except (i) as reflected on the February Balance Sheet, (ii) as incurred in the Ordinary Course of Business since the date of the February Balance Sheet, or (iii) as set forth on Schedule 3.4 or on any other Schedule to this Agreement.

3.5.    No Changes.  Except as set forth on Schedule 3.5, since the date of the February Balance Sheet, Shareholder has operated the Company’s business only in the Ordinary Course of Business and there has not been any Material Adverse Effect, or any event, fact or circumstance which might reasonably be expected to result in a Material Adverse Effect, in the assets, liabilities, operating performance, business relationships or prospects of the Company’s business, and, without limiting the generality of the foregoing, since the date of the February Balance Sheet, there has not been with respect to the Company’s business any:

(a)    waiver, release, cancellation or compromise of any debts owed to it or claims or rights against others exceeding $25,000 in the aggregate;

(b)    sale, disposition or subjection to any lien of any assets other than those sold or disposed of in the Ordinary Course of Business, and other than replacements of assets valued at no greater than $ 25,000 in the aggregate made in the Ordinary Course Business;

(c)    unusual or novel method of transacting the business engaged in by the Company or any change in the Company’s accounting procedures or practices (except as required by Buyer) or its financial structure;

(d)    any increase in salaries, bonuses or benefits paid or payable to employees, other than increases made on the anniversary dates of employment of employees, which increases have all been consistent with past practices; or

(e)    any material damage, destruction or loss to or of the assets of the Company.

Notwithstanding the foregoing or anything in this Agreement to the contrary, Shareholder and the Company may take the actions described in Sections 7, 9.4 and 9.5 below at any time prior to the Closing.

3.6.    Capitalization of the Company; Title to Securities.  The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 per share (“Company Common Stock”), of which 1,000 shares are issued and outstanding.  No preferred stock is authorized.  Shareholder is the record and beneficial owner and holder of all of the Securities, free and clear of all Encumbrances, and at the Closing will have the right to transfer the same to Buyer.  All of the Securities have been duly authorized and validly issued and are fully paid and non-assessable.  There are no agreements or other Documents (other than this Agreement and the Company’s By-Laws) relating to the issuance, sale or transfer of any equity securities of the Company.  None of the Securities were issued in violation of the Securities Act, or any state securities Laws.

3.7.    Compliance with Laws.  Except as set forth on Schedule 3.7, the Company has conducted its business in compliance, in all material respects, with all applicable Laws, regulations or orders of any jurisdiction or governmental authority, including, without limitation, those pertaining to, environmental protection, occupational health or safety, employee benefits, or employment practices.  Except as set forth on Schedule 3.7, the Company has all permits, registrations and licenses necessary to conduct its business, and all of the Company’s employees utilized in connection with the Company’s business have obtained all required permits, registrations, and licenses required in connection with their duties rendered on behalf of Company.  All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened, to revoke or limit any of them.

3.8.    No Litigation.  Except as set forth on Schedule 3.8, there is no (a) Claim pending or, to the knowledge of the Company, threatened against Shareholder or the Company; (b) pending or, to the knowledge of the Company, threatened, controversy, grievance or Claim by any employee or former employee of the Company with respect to their employment, compensation, benefits or working conditions; or (c) Claim pending or, to the knowledge of the Company, threatened before any court, arbitrator or governmental or regulatory agency, which seek to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

3.9.    Condition.  Except as set forth on Schedule 3.9, all items of tangible property owned by the Company (a) are in good operating condition, normal wear and tear excepted, (b) neither require nor are reasonably expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and (c) are capable of being used for their intended purposes in the Ordinary Course of Business.

3.10.    Taxes.  All Tax Returns required by any governmental authority to be filed in connection with the Company’s business, properties, income, expenses or net worth of Shareholder or the Company have been timely filed by either Shareholder or the Company.  All Taxes due from Shareholder or the Company in connection with the Company’s business have been paid by either Shareholder or the Company, other than taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith, and for which (in all cases) adequate reserves have been established on the February Balance Sheet.  There are no Tax claims, audits or proceedings pending in connection with the Company’s business, properties, income, expenses or net worth of the Company, and, to the knowledge of the Company, there are no such threatened claims, audits or proceedings.

3.11.    Employee Benefits.  Shareholder has previously delivered to Buyer all Plans and Other Arrangements maintained by the Company, providing benefits to any Company employee(s), or to which the Company contributes, which Plans and Other Arrangements are listed on Schedule 3.11, and, except as disclosed on said Schedule 3.11, such Plans comply, in all material respects, with all applicable provisions of any Laws, rules or regulations, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions are applicable.  Except as disclosed on said Schedule 3.11, the Company (i) has complied in all material respects with the provisions of ERISA applicable to the Company as an employer, plan sponsor, plan administrator or fiduciary of any such Plan, (ii) has administered the Plans in accordance with their terms and (iii) with respect to any Plan maintained by the Company or to which the Company contributes, has made all contributions required of it by any law (including, without limitation, ERISA) or contract and no unfunded liability exists with respect to any Plan.

3.12.    Employee; Conflicts.  Except as set forth on Schedule 3.12, neither Shareholder, nor any other person or entity controlled by or under common control with the Company or Shareholder nor any key employee of the Company, has any direct or indirect interest in any business enterprise which does business with the Company or competes with the Company in any manner.  Neither the Company nor, to the knowledge of Company, any other employee or director thereof is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between the Company, such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect the ability of the Company to conduct its business or the performance of such employee’s or director’s duties as an employee or director of the Company after the Closing Date, including any Proprietary Rights Agreement with Shareholder or the Company by any such employee or director.  To Shareholder’s knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

3.13.    Brokers and Finders.  Except as set forth on Schedule 3.13, no broker, finder or other person or entity acting in a similar capacity has participated on behalf of Shareholder or the Company in bringing about the transactions contemplated herein, rendered any services with respect hereto, or been in any way involved herewith.

3.14.    Investment Matters.

(a)    Shareholder is acquiring Buyer Common Stock for investment purposes, for his own account and not with a view to distribution or resale thereof or to divide its participation with others.  Shareholder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.  Shareholder has knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of an investment in Buyer Common Stock.  Shareholder acknowledges that he has received and has reviewed all material and relevant information concerning Buyer, which the Company has furnished to Shareholder, and has had the opportunity to ask questions of, receive answers from and obtain additional information from Buyer concerning the business and financial condition of Buyer.

(b)    Shareholder understands, acknowledges and agrees that: (a) no shares of Buyer Common Stock have been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) Buyer Common Stock constitutes “restricted securities” as defined in Rule 144 under the Securities Act; (c) Buyer Common Stock is neither traded nor tradable on any securities exchange or over-the-counter; and (d) no shares of Buyer Common Stock may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such shares and qualification in accordance with any applicable state securities Laws becomes effective or unless an exemption from such registration and qualification is available and demonstrated to the reasonable satisfaction of Buyer and its counsel.  Shareholder will refrain from transferring or otherwise disposing of any of shares of Buyer Common Stock acquired hereunder or any interest therein in any manner that may cause Buyer or Shareholder to be in violation of the Securities Act or any applicable state securities Laws; and further, Shareholder may only transfer Buyer Common Stock pursuant to the Stockholders’ Agreement attached hereto as Exhibit B.

3.15.    Legend.  The certificates evidencing the Buyer Common Stock to be issued under this Agreement will bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.

In addition, for so long as the referenced Stockholders’ Agreement is in effect, each such certificate shall also bear a legend substantially similar to the following:

THE VOTING RIGHTS AND OBLIGATIONS WITH RESPECT TO, AND SALE OR OTHER DISPOSITION OF, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT DATED AS OF MARCH [●], 2005, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

3.16.    Software Non-Infringement.

(a)    Except as set forth below in Section 3.16(b), all software used in connection with the Company’s business either has been developed by the Company’s employees or has been developed by third parties and licensed to the Company by such third parties (“Third Party Software”) pursuant to valid license agreements, which agreements are fully paid and in full force and effect.  Neither Shareholder nor the Company is aware of any pending or threatened claims against or demands upon Shareholder or the Company alleging that the Third Party Software infringes upon the rights of any third party.

(b)    Shareholder utilizes software (“Owned Software”) which was developed by employees of the Company.  To the best of the Company’s knowledge, the Owned Software is owned by the Company and the Company has the right to use the same, and will continue to have the right to use the same after the Closing without the payment to any other person of any royalty or other sums and without consents or approvals.

3.17.    Condition and Sufficiency of Assets. The buildings, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, structures, and equipment of the Company are sufficient for the continued conduct of the Surviving Corporation’s businesses after the Closing in substantially the same manner as conducted by the Company prior to the Closing.

3.18.    No Misrepresentations.  No representation or warranty made by the Company or Shareholder in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Buyer contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading.  Copies of all documents included in the Exhibits or Schedules hereto are complete and accurate copies of such documents.

3.19.    Knowledge Defined.  For purposes of this Section 3, “to the knowledge of the Company” or words of similar import shall mean (i) the actual knowledge of Shareholder or any officer or member of the board of directors of the Company, and (ii) the knowledge any of such persons would have had after making a reasonable inquiry of the Company’s employees and a reasonable investigation and review of the Company’s books and records and other relevant documentation.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB.

Buyer and Merger Sub hereby jointly and severally represent and warrant to Shareholder and the Company as follows:

4.1.    Organization and Authority.  Buyer is a validly existing corporation in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute, deliver and perform this Agreement.  This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Merger Sub is a validly existing corporation in good standing under the laws of the State of Michigan, and has full corporate power and authority to execute, deliver and perform this Agreement.  This Agreement and the transactions contemplated by this Agreement, have been authorized by all necessary corporate action of Merger Sub.  This Agreement has been duly executed and delivered by Merger Sub and constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms.

4.2.    No Consents or Conflicts.  No consent of, or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Buyer and Merger Sub.  Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Buyer or Merger Sub in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Buyer or Merger Sub, (ii) any material agreement to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub is bound, or (iii) any provision of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or the By-Laws of Buyer or Merger Sub.

4.3.    No Misrepresentations.  No representation or warranty made by Buyer or Merger Sub in this Agreement, the Schedules or Exhibits hereto, or any certificate or document delivered to Shareholder and the Company contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained therein or herein, in light of the circumstances under which they are made, not false or misleading.  Copies of all documents included in the Exhibits or Schedules hereto are complete and accurate copies of such documents.

4.4.    Capitalization of Buyer and Merger Sub; Buyer Common Stock.  The authorized capital stock of Buyer consists of (a) 50,000,000 shares of Buyer Common Stock, of which 5,000,000 shares are issued and outstanding as of the date hereof, and (b) 10,000,000 shares of Preferred Stock, none of which is issued and outstanding as of the date hereof.  The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which 10 shares are issued and outstanding.  No preferred stock is authorized.  Schedule 4.4 sets forth the ownership of the outstanding shares of Buyer Common Stock and all securities of Buyer convertible into or exercisable for Buyer Common Stock or Preferred Stock as of the date hereof.  The shares of Buyer Common Stock to which Shareholder will be entitled as a result of the Merger as described in Section 2.1(a) of this Agreement have been duly authorized and, when issued, will (x) be validly issued, fully paid and non-assessable (y) be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities Laws and except as provided in the Stockholders’ Agreement, and (z) represent twenty percent (20%) of the shares of Buyer Common Stock issued and outstanding as of the Closing Date on a fully-diluted basis (for clarity, the Parties agree that Buyer Common Stock or securities exercisable for Buyer Common Stock held by Shareholder immediately prior to the Closing Date, will not reduce such 20% but will be treated as outstanding and will be counted for purposes of determining the total number of shares outstanding on a fully diluted basis).  As of the date hereof, there are no agreements or other Documents (other than this Agreement, the Stockholders’ Agreement and Buyer’s By-Laws) relating to the issuance, sale or transfer of any equity securities of Buyer, except as set forth on Schedule 4.4.

4.5.    Brokers and Finders.  No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Buyer in bringing about the transactions contemplated herein, rendered any services with respect thereto or been in any way involved therewith.

4.6.    No Litigation.  Except as set forth on Schedule 4.6, there is no (a) Claim pending or, to the knowledge of Buyer, threatened against Buyer; (b) pending or, to the knowledge of Buyer, threatened, controversy, grievance or Claim by any employee or former employee of Buyer with respect to their employment, compensation, benefits or working conditions; or (c) Claim pending or, to the knowledge of Buyer, threatened before any court, arbitrator or governmental or regulatory agency, which seek to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement.

4.7.    Financial Statements.  Set forth on Schedule 4.7(a) are true, correct and complete copies of Buyer’s or its predecessor’s balance sheet and profit & loss statement for the fiscal year ended December 31, 2004 (the “Buyer Financial Statements”).  The Buyer Financial Statements were prepared from the Company’s books of account and present fairly, in all material respects, the financial position of Buyer at the dates indicated and the results of its operations and cash flows for each of the periods indicated in conformity with GAAP.  The books of account of Buyer accurately reflect all items of income and expense, including accruals, and all assets and liabilities of Buyer in accordance with normal accrual accounting practices, subject to customary year-end adjustments of a normal, recurring type which would not be material in the aggregate, except as may be indicated therein or in the notes thereto, or as indicated on Schedule 4.7(b) hereto.

4.8.    Taxes. All Tax Returns required by any governmental authority to be filed in connection with Buyer’s business, properties, income, expenses or net worth of Buyer have been timely filed by Buyer.  All Taxes due from Buyer in connection with the Company’s business have been paid by Buyer, other than taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith, and for which (in all cases) adequate reserves have been established by Buyer on its most recent Buyer Financial Statements.  There are no Tax claims, audits or proceedings pending in connection with the Company’s business, properties, income, expenses or net worth of the Company, and, to the knowledge of the Company, there are no such threatened claims, audits or proceedings.

4.9.    Compliance with Laws.  Except as set forth on Schedule 4.9, Buyer has conducted its business in compliance, in all material respects, with all applicable Laws, regulations or orders of any jurisdiction or governmental authority, including, without limitation, those pertaining to, environmental protection, occupational health or safety, employee benefits, or employment practices.  Except as set forth on Schedule 4.9, Buyer has all permits, registrations and licenses necessary to conduct its business, and all of Buyer’s employees utilized in connection with Buyer’s business have obtained all required permits, registrations, and licenses required in connection with their duties rendered on behalf of Buyer.  All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Buyer, threatened, to revoke or limit any of them.

4.10.    No Competing Businesses.  None of Buyer or any of Buyer’s Affiliates, including William Van Wyck, Buyer’s largest shareholder, presently conducts, owns, operates, or has plans to conduct, own or operate, a business similar to the business being operated by Buyer.  All of the business activities conducted by the shareholders of Buyer with respect to the type of business carried on by Buyer have been carried on exclusively through Buyer or its predecessors.

5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of the Parties set forth in Sections 3 and 4 hereof will survive the Closing, regardless of any investigation made by any Party hereto, for a period of three (3) years from the Closing Date, except that the representations and warranties contained in Sections 3.1, 3.6, 3.10, 4.1, 4.4 and 4.8 will survive for the applicable statute of limitations (including extensions).

6.	CONDITIONS TO CLOSING.

6.1.    Conditions to Shareholder’s and the Company’s Obligation to Close.  The obligation of Shareholder and the Company to perform this Agreement and effectuate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.1; provided that, Shareholder and the Company may waive any such condition at or prior to the Closing by delivering a joint writing to Buyer:

(a)    Buyer Private Placement.  Buyer shall have received no less than $1,000,000 in equity capital financing through the private placement of Buyer Common Stock or other equity or equity-related securities of Buyer;

(b)    Board Approvals.  Buyer shall have delivered certified copies of the resolutions of the Board of Directors of Buyer and Merger Sub approving the consummation of the transactions contemplated by this Agreement;

(c)    Employment Agreement.  Buyer and the Company shall have entered into an employment agreement with Shareholder, to be effective from and after the Closing Date, with Buyer’s obligation to pay compensation thereunder and a termination clause substantially similar to that which will be contained in the employment agreements of Buyer’s senior officers, and contain the terms set forth in the Term Sheet attached hereto as  Exhibits C (the “Employment Agreement”);

(d)    Stockholders’ Agreement.  Buyer, Robert J. Crowell, Sterling Pile, Terrance E. Quinn and William J. Van Wyck shall have entered into the Stockholders’ Agreement.

(e)    Consents.  Buyer shall have delivered the consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Buyer and Merger Sub;

(f)    No Litigation.  There shall be no suit, action, investigation or proceeding pending or threatened against Buyer or Merger Sub before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

(g)    Representations; Warranties; Covenants.  The representations and warranties of Buyer and Merger Sub contained in Section 4, with the exception of the outstanding shares of Buyer Common Stock and all securities of Buyer convertible into or exercisable for Buyer Common Stock or Preferred Stock as of the date hereof set forth on Schedule 4.4 (which exception shall expressly not include the fifth sentence of Section 4.4, and that sentence shall be subject to this condition) shall be true and correct in all material respects at and as of the Closing as though then made, shall be true and correct in all material respects at and as of the Closing as though then made, and Buyer and Merger Sub shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer and Merger Sub prior to the Closing;

(h)    Certificate of Good Standing.  Buyer and Merger Sub shall have each furnished to Shareholder and the Company a certificate of good standing certified by the appropriate governmental agency of the state of Buyer’s and Merger Sub’s formation;

(i)    Signing of Certificate of Merger.  The Certificate of Merger shall have been executed by Buyer and Merger Sub, as appropriate.

(j)    Filing of Certificate of Merger.  The Certificate of Merger shall have been filed with the appropriate governmental agency;

(k)    Certificate.  Buyer and Merger Sub shall have jointly furnished Shareholder and the Company with a certificate to evidence their compliance with the conditions set forth in this Section 6.1 (excluding Section 6.1(j) which will occur at the Closing), and to provide the number of shares of Buyer Common Stock issued and outstanding as of the Closing Date on a fully-diluted basis, in the form attached as Exhibit D; and

(l)    Other Documents.  Shareholder and the Company shall have received each other document required to be delivered to Shareholder and the Company pursuant to this Agreement.

6.2.    Condition to Buyer’s and Merger Sub’s Obligation to Close.  The obligation of Buyer and Merger Sub to perform this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions set forth in this Section 6.2; provided that, Buyer and Merger Sub may waive any such condition at or prior to the Closing by delivering a joint writing to Shareholder and the Company:

(a)    Private Placement.  Buyer shall have received no less than $1,000,000 in equity capital financing through the private placement of Buyer Common Stock or other equity or equity-related securities of Buyer;

(b)    Resignation of Directors of the Company.  Buyer shall have received the written resignation, effective as of the Closing, of each director of the Company;

(c)    Employment Agreement.  Shareholder shall have entered into the Employment Agreement;

(d)    Stockholders’ Agreement.  Shareholder shall have entered into the Stockholders’ Agreement.

(e)    Consents.  Shareholder and the Company shall have delivered the consent to the transactions contemplated by this Agreement of any third party whose consent is required for the consummation of such transactions by Shareholder or the Company;

(f)    No Litigation.  There shall be no suit, action, investigation or proceeding pending or threatened against Shareholder or the Company before any court, agency or other governmental authority by which it is sought to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part;

(g)    Representations; Warranties; Covenants.  (1) The representations and warranties of Shareholder and the Company contained in Section 3 shall be true and correct in all material respects at and as of the Closing as though then made; provided however, that for purposes of this Section 6.2(g), the representations and warranties of Shareholder and the Company shall be deemed to be modified by any amendments or deletions to the Schedules referenced in Section 3 made by Shareholder or the Company at any time subsequent to the 75th day following the date of this Agreement and prior to the Closing to the extent such amendments or deletions (i) reflect information that first became available to Shareholder or the Company after such 75th day, and (ii) do not have a Material Adverse Effect; and (2) Shareholder and the Company shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Buyer or the Company prior to the Closing;

(h)    Certificate of Good Standing.  The Company shall have furnished to Buyer and Merger Sub a certificate of good standing certified by the appropriate governmental agency of the state of the Company’s formation;

(i)    Signing of Certificate of Merger.  The Certificate of Merger shall have been executed by Shareholder and the Company, as appropriate.

(j)    Filing of Certificate of Merger.  The Certificate of Merger shall have been filed with the appropriate governmental agency;

(k)    Legal Opinion. Buyer and Merger Sub shall have received an opinion from counsel to the Company, reasonably satisfactory to Buyer and its counsel, that the merger of Merger Sub with and into the Company will occur upon the filing of the Certificate of Merger in accordance with applicable Michigan law;

(l)    Certificate.  Shareholder and the Company shall have jointly furnished Buyer with a certificate to evidence their compliance with the conditions set forth in this Section 6.2 (excluding Section 6.2(j) which will occur at the Closing) in the form attached as Exhibit E; and

(m)    Other Documents.  Buyer shall have received each other document required to be delivered to Buyer pursuant to this Agreement.

7.	CLOSING

If the conditions, set forth in Section 6, to the Parties’ respective obligations hereunder are satisfied, then the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer at 50 Day Street, South Norwalk, Connecticut 06854, or at such other place as to which Buyer and Shareholder may agree in writing, on the first business day of the month following the month in which all of the conditions set forth in Section 6 are satisfied (the “Closing Date”).  The transfers and deliveries described in Section 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers, deliveries and other conditions provided for in Section 6 shall also have occurred or been waived by the Party entitled to waive the same, it being understood that Shareholder shall have the authority to waive on behalf of the Company any condition to the obligation of the Company to perform hereunder and that Buyer shall have the authority to waive on behalf of Merger Sub any condition to the obligation of Merger Sub to perform hereunder.  The Merger shall be deemed effective as of the commencement of business on the Effective Time.

8.	RESTRICTIVE COVENANTS

8.1.    Confidentiality.  The Parties acknowledge and understand that prior to the Closing the Company or Buyer (the “Disclosing Party”) may provide or have provided the other party (the “Receiving Party”) with Confidential Information.  Each of the Parties agrees, as set forth below, to treat confidentially all Confidential Information it may receive or has received as a Receiving Party.  The Receiving Party agrees that the Confidential Information may be made available only to members of its company, legal counsel and other advisors to the Receiving Party, who have obligations of confidentiality to the Receiving Party and who have a need to know such information in order to provide their services to the Receiving Party.  The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Disclosing Party or its representatives or (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its representatives, provided that such source is not, to the Receiving Party’s knowledge, prohibited from transmitting the information to the Receiving Party by a contractual, legal or fiduciary obligation.  Without the written consent of the Disclosing Party, the Receiving Party shall not disclose to any person or entity who is not a Party (excluding those members of its company, legal counsel and other advisors described above) any of the terms, conditions or other facts with respect to the transactions contemplated under this Agreement, including the existence or status thereof.  The Receiving Party will not, and will direct its advisors and other representatives not to, disclose the Confidential Information and the Receiving Party and its representatives will not use any of the Confidential Information for any purpose other than to provide their services to the Receiving Party.  Upon the request of the Disclosing Party or if this Agreement is not consummated, the Receiving Party will either deliver to the Disclosing Party or destroy all Documents or other matter constituting Confidential Information, without retaining any copy thereof.  Notwithstanding the return or destruction of such materials, the Parties and their respective representatives will continue to be bound by their confidentiality obligations in this Section 8.1.

8.2.    Adequate Consideration.  Each of the Parties acknowledges and agrees that their respective rights under this Agreement constitute adequate consideration for their obligations under Section 8.1.

8.3.    Remedies.  Each of the Parties acknowledges that a breach of any of the provisions of Section 8.1 will result in irreparable damage for which there will be no adequate remedy at law, and agree that the damaged Party, in addition to its rights at law, will be entitled to injunctive and other equitable relief to enforce such provisions, without having to post any bond.

9.	OTHER AGREEMENTS; FURTHER ASSURANCES

9.1.    Further Assurances.  The Parties agree to execute and deliver to any other party any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing.  Except as otherwise provided in the Certificate of Merger executed in connection with the Closing hereunder, this Agreement will not constitute an agreement to assign any contract or claim or any right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder.  Shareholder and the Company shall use their best efforts to obtain the consent of the other party to any of the foregoing contracts or claims to the assignment thereof to the Surviving Corporation in all cases that such consent is required for assignment or transfer.

9.2.    Offer of Employment. Without committing to future employment or compensation and benefit levels, such employees designated by Buyer as being qualified will be offered, as of the Closing Date and subject to the employment application protocols of Buyer, employment at will with the Surviving Corporation with compensation and benefits initially consistent with those presently provided such persons by the Company and listed on Schedule 3.11.  Further, for purposes of determining such employees’ vacation benefits, and vesting under any employee benefits plans (to the extent permitted by the terms of any such plans) such persons shall be entitled to prior service credit for the time of their employment with the Company.

9.3.    Operation of the Company.  During the period commencing on the date hereof and ending upon the Closing Date, Shareholder agrees to deliver or cause to be delivered to Buyer within twenty (20) days after the end of each calendar month prior to Closing copies of the balance sheet of the Company as of that date and the statements of income monthly and for the year-to-date then ended, which are prepared from the Company’s books of account and present fairly, in all material respects, the financial position of the Company at the dates indicated and the results of its operations and cash flows for each of the periods indicated using the same accounting methods currently employed by the Company (the “Pre-Closing Monthly Financial Statements”).

9.4.    Cash Distribution to Shareholder Prior to Closing. Notwithstanding anything to the contrary in this Agreement, Shareholder shall be permitted to receive cash distributions from the Company after the date of this Agreement and prior to Closing (“Pre-Closing Distributions”); provided, that, the aggregate of such Pre-Closing Distributions, plus any other distributions received by Shareholder from the Company during 2005 prior to the date of this Agreement (“Pre-Signing Distributions”), less the portion of such Pre-Signing Distributions that relate to 2004 profits generated by the Company, as determined by Shareholder in good faith (collectively, the “Net 2005 Distributions”), shall not exceed an amount equal to the net income of the Company for the period from January 1, 2005 through the Closing Date as calculated in accordance with GAAP (“YTD Net Income”). Within fifteen (15) days after the Closing Date, Shareholder will deliver a statement to Buyer showing the Net 2005 Distributions and YTD Net Income. Unless Buyer objects in writing to the accuracy of such statement within fifteen (15) days of delivery by Shareholder, Shareholder will be deemed to have complied with this Section 9.4 in all respects. If Buyer objects in writing to the accuracy of such statement within such fifteen (15) day period, Buyer and Shareholder will work together to resolve the dispute; providedthat, if, after thirty (30) days, Buyer and Shareholder are unable to resolve the dispute, the matter will be submitted to a certified public accountant mutually selected by Buyer and Shareholder who will determine the Net 2005 Distributions and YTD Net Income in accordance with this Section 9.4 and such determination shall be binding on Buyer and Shareholder.

9.5.    Change of Location of the Company.  At any time prior to the Closing Date, Shareholder may, in his sole discretion, move the primary business offices of the Company to any location he deems appropriate.  If Shareholder has not elected to move the business offices as described in the previous sentence, then for the period of time beginning on the Closing Date and ending on the later of six months thereafter or December 31, 2005, so long as Shareholder remains a shareholder of Buyer, Buyer agrees to move the primary business offices of the Surviving Corporation (or, if applicable, of the portion of the Surviving Corporation or its successor that represents the business previously carried on by the Company) to a location selected by the Shareholder, subject to Buyer’s consent which will not be unreasonably withheld or delayed.  In the event of a move of the type described in this Section 9.5, Shareholder will be entitled to reasonably determine those items of furniture located at the original business offices which are, in Shareholder’s opinion, not necessary for the operation of such business unit at the new location; provided that, if such determination is made after the Closing, it will be subject to Buyer’s consent, which will not be unreasonably withheld or delayed.  Furniture determined to be not necessary for the operation of the business unit in accordance with the previous sentence will be sold in a manner determined by Shareholder and the proceeds from such sale will be the property of (a) the Company, to the extent such sale is completed prior to the Closing, to be held by the Company and distributed to Shareholder at the

Closing in accordance with the provisions of Section 9.4 above, or (b) Shareholder, to the extent such sale is completed after the Closing, to be paid directly to Shareholder at the time such proceeds are received.

10.	INDEMNIFICATION

10.1.    Indemnity by Shareholder.  Shareholder agrees to indemnify and hold Buyer and its directors, officers, Affiliates and agents harmless from and against (a) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, certificate or obligation made or incurred by Shareholder or the Company herein, (b) any Claim by a third party against Buyer arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any certificate, instrument or document contemplated hereby, and (c) any and all costs and expenses (including reasonable attorneys’ and accountants’ fees) related to any of the foregoing.  Subject the limitations set forth in Section 10.4, all amounts payable by Shareholder pursuant to this Section 10.1 shall be payable in cash up to an aggregate of $100,000.  To the extent the amounts payable by Shareholder pursuant to this Section 10.1 exceed $100,000 in the aggregate, such amounts may be paid in either cash or in the form of Buyer Common Stock held by Shareholder at the option of Shareholder (with the fair market value thereof to be agreed upon by Shareholder and Buyer at the time of such payment or, if they cannot agree, then by an independent third-party jointly appointed by Shareholder and Buyer; provided that, in no event shall the fair market value of Buyer Common Stock be deemed to be less than the value of such stock at the Closing Date).

10.2.    Indemnity by Buyer.  Buyer and Merger Sub agree to jointly and severally indemnify and hold Shareholder harmless from and against (a) any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation, warranty, covenant, or obligation made or incurred by Buyer or Merger Sub herein, (b) any Claim by a third party upon Shareholder arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any certificate, instrument or document contemplated hereby, and (c) any and all costs and expenses (including reasonable attorneys’ and accountants’ fees) related to any of the foregoing.  Subject the limitations set forth in Section 10.4, all amounts payable by Buyer and Merger Sub pursuant to this Section 10.2 shall be payable in cash up to an aggregate of $100,000.  To the extent the amounts payable by Buyer and Merger Sub pursuant to this Section 10.2 exceed $100,000 in the aggregate, such amounts may be paid in either cash or in the form of Buyer Common Stock, at the option of Buyer (with the fair market value thereof to be agreed upon by Shareholder and Buyer at the time of such payment or, if they cannot agree, then by an independent third-party jointly appointed by Shareholder and Buyer; provided that, in no event shall the fair market value of Buyer Common Stock be deemed to be less than the value of such stock at the Closing Date).

10.3.    Third Party Claims.  If any legal proceedings shall be instituted or any Claim is asserted by any third party in respect of which any Party may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought prompt written notice thereof.  A delay in giving notice shall only relieve the recipient of liability to the extent the recipient suffers actual prejudice because of the delay.

(a)    Defense of Claim.  The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or Claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity, unless the proceeding or Claim involves only money damages and the party from whom indemnity is sought (i) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the party asserting such right to indemnity, and (ii) furnishes satisfactory evidence of the financial ability to indemnify the party asserting such right to indemnity, in which case the party from whom indemnity is sought may assume such control through counsel of its choice and at its expense, but the party asserting such right to indemnity shall continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim.

(b)    Authority to Settle.  The party entitled to control the defense of any proceeding or Claim as set forth above shall have complete authority to effect a settlement for monetary damages and, to the extent such party is entitled to indemnification with respect to such proceeding or Claim, seek indemnification for the payment of any such settlement; provided that (i) such settlement shall not prejudice the right of the party from whom indemnity is sought to contest the right of the other to indemnification under this Agreement or the amount thereof (including the right to contest that such settlement was unreasonable under the circumstances), and (ii) if the party from whom indemnity is sought has assumed control of the defense of such a proceeding or claim and has effected a settlement thereof, then such settlement shall not be binding on the party asserting such right to indemnity unless (aa) such party asserting the right to indemnity has consented to such settlement or (bb) such settlement includes as an unconditional term thereof the giving by the claimant to the party asserting such right to indemnity a release from all liability in respect of the proceeding or claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding or claim.

10.4.    Limitations on Indemnification

(a)    Threshold Amount.  Notwithstanding the provisions of Sections 10.1 and 10.2 hereof, any Claim or Claims for indemnity against Shareholder or Buyer resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by any Party hereunder (each, an “Indemnity Claim”) shall not be actionable against the other Party or Parties for such alleged inaccuracy or breach until the aggregate loss incurred by the Party asserting the Indemnity Claim shall with respect to all such claims exceeds Twenty Thousand Dollars ($20,000) in any 12-month period and then only to the extent the loss arising from any Indemnity Claim(s) exceeds such amount.

(b)    Limitations on Amount.  Absent actual fraud, a Party will not be liable to the other Party (or their successors and assigns) in respect to any loss, cost, damage or expense resulting from or arising out of any inaccuracy in or breach of any representation or warranty given by a Party hereunder, for an amount which, in the aggregate, exceeds One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

11.	MISCELLANEOUS

11.1.    Amendments; Binding Effect.  This Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by all Parties hereto.  This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of each of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.  In the event of any permitted assignment, the parties hereto shall not be relieved from any undertakings set forth herein or arising pursuant hereto.

11.2.    Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be effectively served and delivered (a) when delivered to the person entitled to such notice at the address of such person provided for herein; (b) when given by facsimile (with confirmation of receipt and a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service providing overnight delivery; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested to the appropriate party at the following addresses (or such other address for a party as will be specified by notice pursuant hereto):

If to Shareholder, to:

Mark A. Taylor
48265 Nine Mile Road
Northville, Michigan 48167

with a copy to (which shall not constitute notice):

Samuel T. Stahl, Esq.
Honigman Miller Schwartz and Cohn LLP
660 Woodward Avenue
2290 First National Building
Detroit, Michigan 48226-3506

If to the Company, to:

Taylor Systems Engineering Corporation
40800 Five Mile Road
Plymouth, Michigan 48170
Attention: Chairman and Chief Executive Officer

If to Buyer or Merger Sub, to:

RedRoller, Inc.
50 Day Street
South Norwalk, Connecticut 06854
Attention: William J. Van Wyck

with a copy to (which shall not constitute notice):

Douglas A. Neary, Esq.
Calfee, Halter & Griswold, LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114-2688

11.3    Entire Agreement.  This Agreement, together with each Schedule and Exhibit hereto, sets forth the exclusive statement of the agreement among the Parties concerning the subject matter hereof, and there are no agreements or understandings between or among any of the parties hereto concerning such subject matter other than as set forth herein.  All prior written or verbal agreements are merged herein.

11.4    Headings.  The headings to the various provisions of this Agreement are for reference purposes only and shall not be construed as affecting the meaning or interpretation of this Agreement.

11.5    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

11.6    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws provisions.

11.7    Costs of Dispute Resolution.  Subject to the provisions of Section 10 hereof, in the event any Party shall initiate any suit, action or other legal proceeding to declare or enforce any right created by or pursuant to this Agreement, the prevailing party (as determined by court order or decision) shall be entitled to recover from the other party to such proceeding the prevailing party’s reasonable out-of-pocket costs and expenses directly resulting therefrom, including, but not limited to, reasonable attorney and accounting fees.

11.8    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.9    Termination.  This Agreement may be terminated (a) by Shareholder or the Company if the Closing has not occurred within 180 days after the date hereof (unless the failure results primarily from Shareholder or the Company itself breaching any representation, warranty, or covenants contained in this Agreement), or (b) by mutual written agreement of each of the Parties hereto.  In the event of termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that each Party hereto shall remain liable for any breach of any representation, warranty, covenant or other provision of this Agreement that occurs prior to the Agreement’s termination; and provided further, that the provisions of Section 8.1 shall survive termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Merger Agreement on the date first written above.

“Shareholder”	/s/ Mark A. Taylor Mark A. Taylor

“Company”	TAYLOR SYSTEMS ENGINEERING CORPORATION (a Michigan Corporation) By: /s/ Mark A. Taylor Name: Mark A. Taylor Title: Chief Executive Officer

“Buyer”	REDROLLER, INC. (a Delaware Corporation) By: /s/ William J. Van Wyck Name: William J. Van Wyck Title: President and Chief Executive Officer

“Merger Sub”	REDROLLER MERGER SUB (a Michigan Corporation) By: /s/ William J. Van Wyck Name: William J. Van Wyck Title: President

EXHIBIT A
TO STOCK PURCHASE AGREEMENT
DATED AS OF MARCH 11, 2005

DEFINITIONS

“Affiliate” means: (a) with respect to a person, any member of such person’s family; (b) with respect to an entity, any officer, director, stockholder or partner of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

“Agreement” means this Stock Purchase Agreement, including the Disclosure Schedule and all Exhibits hereto.

“Assets” means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

“Buyer” means RedRoller, Inc., a Delaware Corporation.

“Buyer Common Stock” has the meaning specified in Section 2.1(a).

“Buyer Financial Statements” has the meaning specified in Section 4.7.

“Certificate of Merger” has the meaning specified in Section 1.2.

“Claims” means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements.

“Closing” has the meaning specified in Section 7.

“Closing Date” has the meaning specified in Section 7.

“Code” means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Company” means Taylor Systems Engineering Corporation, a Michigan corporation.

“Confidential Information” means all oral, written and electronic information furnished to the Receiving Party or its representatives in whatever form by or on behalf of the Disclosing Party and all notes, analyses, compilations, studies and other Documents, whether prepared by the Disclosing Party or others, which contain or otherwise reflect such information.

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).

“Disclosing Party” has the meaning specified in Section 8.1.

“Documents” means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

“Effective Time” has the meaning specified in Section 1.2.

“Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

“Employment Agreement” has the meaning specified in Section 6.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Exhibit” means an exhibit attached to the Agreement.

“February Balance Sheet” has the meaning specified in Section 3.3.

“Financial Statements” has the meaning specified in Section 3.3.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting any jurisdiction of a Person, its business or its property.

“Indemnity Claim” has the meaning specified in Section 10.4(a).

“Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

“Material Adverse Effect” means any material adverse change in or affecting (i) the business, properties, assets, liabilities, operations, results of operations, management, condition, financial or otherwise, of the Company, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by or to perform its obligations under this Agreement other than any effect resulting from changes in general economic conditions.

“Merger” has the meaning specified in Section 1.2.

“Merger Sub” means RedRoller Merger Sub, Inc., a Michigan corporation.

“Merger Sub Common Stock” has the meaning specified in Section 2.1(b).

“Net 2005 Distributions” has the meaning specified in Section 9.4.

“Ordinary Course of Business” means ordinary course of business consistent with past business practices of the Company.

“Other Arrangement” means a benefit program or practice providing for bonuses, incentive compensation, deferred compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors of the Company that is not a Plan.

“Owned Software” has the meaning specified in Section 3.16.

“Party” means Shareholder, the Company, Buyer and Merger Sub individually, and “Parties” means Shareholder, the Company, Buyer and Merger Sub, collectively.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

“Plan” means any plan, program or arrangement, whether or not written, that is an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (a) which is established or maintained by the Company; (b) to which the Company contributed or is obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company and because of those services is (i) a participant therein or (ii) entitled to benefits thereunder.

“Pre-Closing Distributions” has the meaning specified in Section 9.4.

“Pre-Closing Monthly Financial Statements” has the meaning specified in Section 9.3.

“Pre-Signing Distributions” has the meaning specified in Section 9.4.

“Propriety Rights Agreement” has the meaning specified in Section 3.12.

“Receiving Party” has the meaning specified in Section 8.1.

“Schedule” means the disclosure schedule identified as the Schedule to the Agreement.

“Section” means a Section (or a subsection) of this Agreement.

“Securities” has the meaning specified in Recital A.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated pursuant thereto or in connection therewith.

“Shareholder” means Mark A. Taylor, an individual residing at the address set forth in the introductory paragraph to this Agreement.

“Stockholders’ Agreement” means the Stockholders’ Agreement dated as of the Closing Date by and among Buyer, Robert J. Crowell, Sterling Pile, William J. Van Wyck and Shareholder, attached hereto as Exhibit B.

“Surviving Corporation” has the meaning specified in Section 1.2.

“Tax Return” means any return, report, statement, schedule, notice, form or other document or information filed with or submitted to any government authority in connection with the determination, assessment, collection, or payment of any Taxes.

“Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

“Third Party Software” has the meaning specified in Section 3.16(a).

“YTD Net Income” has the meaning specified in Section 9.4.